UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  February 6, 2009

SYMMETRICOM, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-02287	95-1906306
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2300 Orchard Parkway

San Jose, California 95131-1017

(Address of Principal Executive Offices)

(408) 433-0910

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐             Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐             Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐             Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐             Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 6, 2009, the Board of Directors of Symmetricom, Inc. (the “Company”) amended and restated the Company’s Amended and Restated By-Laws, as amended and restated to date (the “By-Laws”), to, among other things:

•                 amend existing provisions relating to meetings of the stockholders of the Company to allow such meetings to take place by remote communication and to provide that the Company may make its stockholder list available electronically in accordance with the Delaware General Corporation Law;

•                 amend existing provisions relating to notice requirements generally to facilitate the giving of and allow the waiver of notice by electronic transmission;

•                 amend existing provisions providing for advance notice of stockholder proposals and nominations to change the notice period for stockholder proposals or nominations (other than proposals properly made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (“Rule 14a-8”)) to, in the case of an annual meeting, not less than 90 days and not more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting of stockholders, as compared to the prior advance notice period of not less than 60 days nor more than 90 days prior to the scheduled date of the annual meeting, and, in the case of a special meeting, not earlier than 120 days and not later than 90 days prior to the special meeting;

•                 amend existing provisions providing for advance notice of stockholder proposals and nominations (other than proposals properly made in accordance with Rule 14a-8) to expand the disclosure stockholders must provide when submitting proposals and nominations for consideration at a meeting to include, among other things, expanded information about director nominees and proponents’ economic, voting and other interests and relationships, including derivative securities, voting arrangements, short positions or other interests, related to the Company and its shares;

•                 amend existing provisions relating to special meetings of stockholders to require 10% stockholders seeking to call a special meeting to request that the board fix a record date, to enable the Company to exclude repetitive proposals and to require expanded disclosures regarding the stockholder making a request for a record date, as well as stockholder nominees and proposed business that are the subject of the special meeting, similar to disclosures required under the advance notice provisions described above;

•                 amend existing provisions relating to committees of the Company’s board of directors to allow broader delegation of powers to committees consistent with Section 141(c)(2) of the Delaware General Corporation Law; and

•                 amend existing indemnification and advancement provisions to provide that such provisions constitute a contract between the Company and the indemnified person.

As described in the Company’s proxy statement for its 2008 Annual Meeting of Stockholders, which was filed with the SEC on September 26, 2008, if a stockholder wishes to make a proposal to be included in the Company’s proxy statement for the Company’s 2009 Annual Meeting of Stockholders, the Company must receive the proposal no later than May 29, 2009, and the proposal must satisfy the requirements of the proxy rules promulgated by the SEC, including Rule 14a-8.

Under the By-Laws (as amended and restated), if a stockholder wishes to nominate a candidate for election to the Company’s Board of Directors at the Company’s 2009 Annual Meeting of Stockholders or to propose any other business to be brought before the Company’s 2009 Annual Meeting of Stockholders, the stockholder must give complete and timely written notice to the Secretary of the Company not later than August 2, 2009 nor earlier than July 3, 2009.  If the date of the 2009 Annual Meeting of Stockholders is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the Company’s 2008 Annual Meeting of Stockholders, a stockholder’s notice must be delivered not later than the 90th day prior to the rescheduled meeting, or, if later, on the tenth day following the day on which the Company first publicly announces the rescheduled meeting.  A stockholder’s notice must contain specific information required by the Company’s By-Laws.  A stockholder who submits a nomination or proposal is required to update the information previously disclosed as of the record date for the meeting of stockholders and as of the date that is ten business days prior to the date of the meeting of stockholders.  Copies of the By-Laws are available upon request to Investor Relations, Symmetricom, Inc., 2300 Orchard Parkway, San Jose, California 95131-1017 or may be obtained through the SEC’s website at www.sec.gov.  If a stockholder’s nomination or proposal is not timely and properly made in accordance with the procedures set forth in the By-Laws, it may not be brought before the Company’s 2009 Annual Meeting of Stockholders.  If the nomination or proposal is nonetheless brought before the Company’s 2009 Annual Meeting of Stockholders and the presiding officer of the meeting does not exercise the power and duty to declare that such non-complying nomination or proposal shall be disregarded, the persons named in the proxy may use their discretionary voting power with respect to the nomination or proposal.

A copy of the By-Laws is attached hereto as Exhibit 3.1 and incorporated herein by reference. The foregoing summary information regarding the By-Laws is qualified in its entirety by reference to the full text thereof.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Amended and Restated By-Laws of Symmetricom, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 9, 2009	SYMMETRICOM, INC.

	By:	/s/ Justin Spencer
	Name:	Justin Spencer
	Title:	Executive Vice President, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Amended and Restated By-Laws of Symmetricom, Inc.